EXHIBIT 10.43

AMERICAN EXPRESS COMPANY

2016 INCENTIVE COMPENSATION PLAN

PERFORMANCE GRANT

(ALSO KNOWN AS THE                      INCENTIVE AWARD)

TO

Name of Employee

Award Date	Award Period

We are pleased to inform you that, pursuant to the Company’s 2016 Incentive Compensation Plan (the “Plan”), the Compensation and Benefits Committee (the “Committee”) of the Board of Directors (the “Board”) of American Express Company (the “Company”), made an award of a Performance Grant to you under Paragraph 8 of the Plan that is also a Qualifying Award under Paragraph 9 of the Plan, as hereinafter set forth (the “Award” or the “                     Incentive Award”) as of the award date specified above (the “Award Date”). The Award is commonly referred to as an annual bonus or annual incentive award (“AIA” or “Executive AIA”). The Award is subject to the Detrimental Conduct Provisions established by the Committee, and as from time to time amended, as well as the “Consent to the Application of Forfeiture and Detrimental Conduct Provisions to Incentive Compensation Plan Awards” or similar document, and any successor thereto, executed by you.

1. General.    You have been granted the Award subject to the provisions of the Plan and the terms, conditions and restrictions set forth in this agreement (this “Agreement”). The Award Period is specified above, and the last day of the Award Period is the “Expiration Date.”

2. Requirement of Employment.    Your rights to the Cash Value and the Number of Restricted Shares or Restricted Stock Units, if any (as those terms are defined below) under Section 4(b), shall be provisional and shall be canceled if your continuous employment with the Company and its Affiliates (as that term is defined in the Plan) or your Related Employment (as that term is defined in the Plan) (hereinafter collectively referred to as “employment with the American Express companies”), terminates for any reason on or before the payment date as set forth in Section 4(b). Whether and as of what date your employment with the American Express companies shall terminate if you are granted a leave of absence or commence any other break in employment intended by your employer to be temporary, shall be determined by the Committee in its sole discretion.

3. Determination of the Schedule A Value, Cash Value and the Number of Restricted Shares or Restricted Stock Units.

(a) Except as otherwise provided in this Section 3 and in Section 2 and Section 5, there shall be paid to you in accordance with Section 4, the Schedule A Value (as reduced pursuant to Section 3(c)) as of the last day of the Award Period, if any, as provided in Section 3(b).

(b) Schedule A Value.

(i) Except as otherwise provided in this Section 3, the Schedule A Value as of the last day of the Award Period will be equal to the amount, if any, determined by the Committee based on the performance (i.e., 20     Return on Equity) of the Company, pursuant to Schedule A to this Agreement. However, in no event will the Schedule A Value be greater than the maximum value as set forth in Schedule A to this Agreement.

(ii) The Committee shall determine in its own discretion what portion of the Schedule A Value, if any (as adjusted in accordance with Section 3(c)), shall be payable in cash (the “Cash Value”), and what portion shall be denominated in shares of Restricted Stock or Restricted Stock Units of the Company (the “RSA” or the “RSU”), in accordance with Section 4. The RSA or the RSU shall have the terms substantially as set forth in the form of Restricted

Stock or Restricted Stock Unit awards granted generally under the Plan, or its successor, provided that the RSA or the RSU shall vest pursuant to a period determined in the Committee’s discretion, except that such vesting period shall not be less than one year from date of grant, and be forfeitable only if your employment with the American Express companies terminates by reason of voluntary resignation or terminates for cause (that is, violation of the Code of Conduct as in effect from time to time) prior to the applicable vesting dates, except if the Committee in its own discretion determines that the RSA or the RSU shall not be forfeitable upon termination of employment. The number of shares of Restricted Stock or the number of Restricted Stock Units of the Company comprising the RSA or the RSU (the “Number of Restricted Shares” or the “Number of Restricted Stock Units”) shall be determined by dividing such portion of the Schedule A Value so designated by the Committee, if any, by the closing price of the shares of the Company’s common stock, par value of $.20 per share (the “shares”) on the date that the Committee approves payout of the Awards, and shall be payable in the form of an RSA or an RSU in accordance with Section 4.

(iii) For purposes of this Award, all accounting terms are defined in accordance with generally accepted accounting principles as set forth in the Company’s annual audited financial statements, except as otherwise provided below (which will take into account, in each case, the expenses and other financial effect for the applicable year(s) of performance grants under the Plan):

(A) “Net Income” means, for any given year, the after-tax net income (or loss) of the Company or of a segment or other part of the Company, as the case may be, for such year, as reported by the Company and as adjusted below. The calculation of Net Income for any given year will be adjusted to exclude:

•	Reported cumulative effect of accounting changes;

•	Reported income and losses from discontinued operations; and

•	Reported Unusual or Infrequently Occurring Items or both as determined under generally accepted accounting principles.

(B) “Average Annual Shareholders’ Equity” means, for any given year, the sum of the total shareholders’ equity of the Company or of a segment or other part of the Company, as the case may be, as of the first day of such year and as of the end of each month during such period (each as reported by the Company), divided by 13.

(C) “Return on Equity” means, for any given year, the Net Income for such year divided by the Average Annual Shareholders’ Equity for such year.

(iv) As provided by Paragraph 15(a) of the Plan, to the extent permissible for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of any change in the outstanding shares of the Company by reason of any corporate transaction or change in corporate capitalization, such as a stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, consolidation, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, partial or complete liquidation of the Company or other extraordinary or unusual event, if the Committee shall determine that such a change equitably requires an adjustment in the calculation or terms of Return on Equity, or other terms of the Award as may be determined to be appropriate by the Committee, on the grounds that any such change would produce an unreasonable value, such equitable adjustment will be made by the Committee. Any such determination by the Committee to reflect such change under this Section 3(b)(iv) shall be final, binding and conclusive for all purposes.

(c) As soon as practicable after the last day of the Award Period, the Committee may determine, in its sole discretion, that the Schedule A Value (as initially determined in Section 3(b)), if any, may be adjusted downward, but in no event upward, by a percentage from 0-100%. In no event may the Committee amend any provision hereof so as to increase or otherwise adjust upward the Schedule A Value. In exercising its discretion to make a downward adjustment, the Committee will take into account factors such as: (i) the increase in shareholder value (as indicated, for example, by shareholder return, earnings growth and return on equity); (ii) customer satisfaction (as indicated, for example, by customer satisfaction measures, client retention and growth in products and services); (iii) employee satisfaction (as indicated, for example, by the employee values survey results); (iv) implementation of initiatives (as indicated, for example, by process changes that achieve significant results); (v) achievement of reengineering initiatives (as indicated, for example, by cost savings); and (vi) such other factors deemed relevant by the Committee; provided that any such determination by the Committee need not be made in a uniform manner and may be made selectively among holders of awards of performance grants, whether or not such award holders are similarly situated.

(d) The Committee’s determinations as to the Schedule A Value, the Cash Value and the Number of Restricted Shares or the Number of Restricted Stock Units pursuant to this Agreement shall be final, binding and conclusive upon you and all persons claiming under or through you.

4. Payment of Award.

(a) As soon as practicable after the last day of the Award Period, the Committee shall determine whether the conditions of Section 2 and Section 3 have been met and, if so, shall ascertain the Schedule A Value (and the negative adjustment thereto), Cash Value and the Number of Restricted Shares or the Number of Restricted Stock Units, if any, in accordance with Section 3.

(b) If the Committee determines that there is no Schedule A Value, this Award will be canceled. If the Committee determines that there is some Schedule A Value, however, the Cash Value as determined pursuant to Section 3 shall become payable to you in cash, and the Number of Restricted Shares or the Number of Restricted Stock Units shall be issued to you in the form of a Restricted Stock or Restricted Stock Unit award under the Plan, within fifteen business days following the regularly scheduled payroll payment date of the applicable pay period beginning after January 31 of the year following the Award Period, but in no event later than 90 days after January 31 of the year following the Award Period (or at such other time or times as the Committee shall determine as provided in Section 6).

5. Termination of Employment after the Award Period but on or before the Payment Date.    If, after the last day of the Award Period and on or before the date specified above in Section 4(b), but during a period when you have been in continuous employment with the American Express companies since the Award Date, you terminate your employment with the American Express companies for any reason, then you and all others claiming under or through you shall not be entitled to receive any amounts under this Award, except as determined under the Company’s Senior Executive Severance Plan, or otherwise by the Committee in its sole discretion.

6. Deferral or Acceleration of Payment of Award.    Any payments to be made under this Award may be deferred or accelerated in such manner as the Committee shall determine; provided, however, that any such deferral or acceleration must comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations promulgated and other official guidance issued thereunder (“Section 409A”). As to such a deferral of payment, any amount paid in excess of the amount that was originally payable to you under this Agreement will be based on a reasonable interest rate or on one or more predetermined actual investments (whether or not assets associated with the amount are actually invested therein) as determined by the Committee, and as to such an acceleration of payment to you under this Agreement, any amount so paid will be discounted to reasonably reflect the time value of money as determined by the Committee.

7. Change in Control.

(a) Notwithstanding anything in this Agreement to the contrary (except for Section 12), if you have not received payment under the Agreement and, within two years after the date of a Change in Control, as that term is defined in the Company’s Senior Executive Severance Plan, you experience a separation from service (as that term is defined for purposes of Section 409A) that would otherwise entitle you to receive the payment of severance benefits under the provisions of the severance plan that you participate in as of the date of such separation from service, then you shall be paid under this Award, subject to Section 15, within five days after the date of such separation from service, a cash payment under this Award equal to the value of (i) (A) the average award paid or payable to you under the 20     and 20     Annual Incentive Awards or such other annual incentive award program of the Company or one of its subsidiaries that you participated in at the time of such prior payment for the two years prior to the Change in Control, or (B) if you have not received two such awards, the most recent award paid or payable (or guideline amount payable, if you have not previously received any such award) to you under the applicable annual incentive award program of the Company or one of its subsidiaries at the time of such prior payment), multiplied by (ii) the number of full or partial months that have elapsed during the Award Period at the time of such separation from service divided by 12.

(b) The Committee reserves the right to amend or delete this Section 7 in whole or in part at any time and from time to time; provided, that upon and following the occurrence of a Change in Control, the Committee may not amend this Section 7 in a manner that is detrimental to your rights without your written consent. Any amendment of the definition of “Change in Control” in the Company’s Senior Executive Severance Plan will be deemed to be an amendment permitted under this Section.

8. Tax Withholding and Furnishing of Information.    There shall be withheld from any payment of cash or vesting of any shares of Restricted Stock or Restricted Stock Units under this Award, such amount, if any, as the Company and/or your employer determines is required by law, including, but not limited to, U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of making of the Award or of such payment or vesting. It shall be a condition precedent to the obligation of the Company to make payments under this Award that you (or those claiming under or through you) promptly provide the Company and/or your employer with all forms, documents or other information reasonably required by the Company and/or your employer in connection with the Award.

9. No Assignment.    As provided by Paragraph 18(d) of the Plan, except as otherwise determined by the Committee or permitted by the Plan, you may not sell, assign, transfer, pledge, hypothecate, encumber in whole or in part, or otherwise dispose of your Award or your rights and interest under the Award (except by will or the laws of descent and distribution in the event of your death), including, but not limited to, by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner. If you or anyone claiming under or through you attempts to violate this Section 9, such attempted violation shall be null and void and without effect.

10. Beneficiary Designation.    As provided by Paragraph 17 of the Plan, you may, in a manner determined by the Committee in its discretion, designate a beneficiary or beneficiaries to receive any payment to which you may become entitled under this Agreement in the event of your death. If you do not designate a beneficiary, or if no designated beneficiary is living on the date any amount or award becomes payable under this Agreement, such payment will be made to the legal representatives of your estate, which will be deemed to be your designated beneficiary under this Agreement. If there is any question as to the legal right of your beneficiary to receive a distribution under this Agreement, the Committee in its discretion may determine that the amount in question be paid to the legal representatives of your estate, in which event the Company, the Board and the Committee will have no further liability to anyone with respect to such amount.

11. Administration, Interpretation, Etc.    Any action taken or decision made by the Company, the Board or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of any provision of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding upon you and all persons claiming under or through you. By accepting this Award or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan or this Agreement, by the Company, the Board or the Committee or its delegates.

12. Change in Control Payments.    This Section shall apply in the event of Change in Control (as defined in the Company’s Senior Executive Severance Plan, as amended from time to time).

(a) In the event that any payment or benefit received or to be received by you hereunder in connection with a Change in Control or termination of your employment (hereinafter referred to collectively as the “Payments”) will be subject to the excise tax referred to in Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced to the extent necessary so that no portion of the Payments is subject to the Excise Tax but only if (a) the net amount of all Total Payments (as hereinafter defined), as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without any such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments; provided, however, that you may elect in writing to have other components of your Total Payments reduced, to the extent permitted by Section 409A, prior to any reduction in the Payments hereunder.

(b) For purposes of determining whether the Payments will be subject to the Excise Tax, the amount of such Excise Tax and whether any Payments are to be reduced hereunder: (A) all payments and benefits received or to be received by you in connection with such Change in Control or the termination of your employment, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any Person whose actions result in such Change in Control, or any Person affiliated with the Company or such Person (collectively, “Total Payments”) shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor, or if that firm refuses to serve, by another qualified firm, whether or not serving as independent auditors, designated by the Committee (the “Firm”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(2)(A) or Section 280G(b)(4)(A) of the Code; (B) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (C) all “excess parachute payments” within the meaning of Section 280G(b)(2) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Firm, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(g)(4)(B) of the Code) in excess of the “base amount” (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and (D) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code and regulations or other guidance thereunder. For purposes of determining whether any of your Payments shall be reduced, you shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation (and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes) in the calendar year in which the Payments are made. The Firm will be paid reasonable compensation by the Company for its services.

(c) As soon as practicable following a Change in Control, but in no event later than 30 days thereafter, if your Payments are proposed to be reduced, the Company shall provide to you a written statement setting forth the manner in which your Total Payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company has received from the Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

13. Miscellaneous.    Neither you nor any person claiming under or through you shall have any right or interest, whether vested or otherwise, in the Plan or the Award, unless and until all of the terms, conditions and provisions of the Plan and this Agreement shall have been complied with. In addition, neither the adoption of the Plan nor the execution of this Agreement shall in any way affect the rights and powers of any person to dismiss or discharge you at any time from employment with the American Express companies. Notwithstanding anything herein to the contrary, neither the Company nor any of its Affiliates (as that term is defined in the Plan) nor their respective officers, directors, employees or agents shall have any liability to you (or those claiming under or through you) under the Plan, this Agreement or otherwise on account of any action taken, or decision not to take any action made, by any of the foregoing persons with respect to the business or operations of the Company or any of its Affiliates (as that term is defined in the Plan), despite the fact that any such action or decision may adversely affect in any way whatsoever the financial or other measures or amounts which are accrued or payable or any of your other rights or interests under this Agreement.

14. Governing Law and Venue.    As provided by Paragraph 18(n) of the Plan, the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan and to the Award issued under this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of New York. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New York, and agree that such litigation shall be conducted in the courts of New York County, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.

15. Compliance with Section 409A.    The payment of the Award under this Agreement is intended to comply with the requirements of Section 409A, and the Plan and this Agreement shall be administered and interpreted consistent with such intent and the Company’s Section 409A Compliance Policy, as amended and restated from time to time, and any successor thereto (the “409A Policy”). Notwithstanding the foregoing, the Company makes no representations that the Award or the payments provided by this Agreement comply with Section 409A, and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A. Notwithstanding anything in this Agreement to the contrary, (a) references to your “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to comply with Section 409A, the date that you first incur a Separation from Service, and (b) if at the time of your Separation from Service, you are a “specified employee” for purposes of Section 409A, and any payment under this Agreement as a result of such Separation from Service is required to be delayed by six months pursuant to Section 409A, then the Company will make such payment on the date that is the first day of the seventh month following your Separation from Service. “Separation from Service” has the meaning given such term by Section 409A (and as determined in accordance with the 409A Policy).

16. FDIA Limitations.    As provided by Paragraph 4(f)(i) of the Plan, notwithstanding any other provision of the Plan or this Agreement to the contrary, any payments or benefits to you pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and any regulations promulgated, or other guidance issued, with respect thereto.

17. Clawback.    As provided by Paragraph 4(f)(ii) of the Plan, notwithstanding anything in the Plan or this Agreement to the contrary, the Company will be entitled to the extent required by applicable law (including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated with respect thereto) or Exchange (as hereinafter defined) listing conditions, in each case as in effect from time to time, to recoup compensation of whatever kind paid under this Agreement by the Company at any time. This Agreement is subject to the Clawback Requirements (as hereinafter defined) and the Consent to Dodd-Frank Clawback Provisions (as hereinafter defined) executed by you, which could require you to return to the Company, or forfeit if not yet paid, your Award and the proceeds from the Award, in order to comply with the Clawback Requirements and any policy adopted by the Committee pursuant to the Clawback Requirements. “Exchange” has the meaning given such term by Paragraph 2(a) of the Plan, which states that “Exchange” shall mean the New York Stock Exchange or such other principal securities market on which the shares are traded. “Clawback Requirements” means (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you. “Consent to Dodd-Frank Clawback Provisions” means the “Consent to the Requirements of Section 954 of the Dodd-Frank Act” or similar document, and any successor thereto, executed by you.

*        *        *         *        *

AMERICAN EXPRESS COMPANY
By the Compensation and Benefits
Committee of the Board of Directors:

R. WALTER
U. BURNS
P. CHERNIN
S. PALMISANO
R. WILLIAMS

By

Carol V. Schwartz, Secretary

Notwithstanding any contrary provision in the American Express Company 2016 Incentive Compensation Plan, the Company reserves the right to correct nonmaterial clerical errors in, and make subsequent nonmaterial clarifications to, any Award Agreement in the future, without prior notification to participants.

AMERICAN EXPRESS COMPANY

2016 INCENTIVE COMPENSATION PLAN

PERFORMANCE GRANT

(ALSO KNOWN AS THE                      INCENTIVE AWARD)

SCHEDULE A

Annual Measure	Payout Level
	Threshold ( )	Maximum
ROE

For purposes of determining the Schedule A Value, if the 20     Return on Equity is equal to or greater than the Threshold level needed to have some Schedule A Value and less than or equal to the Maximum specified level, and is not represented on the table, the Schedule A Value shall be determined by straight-line interpolation from the amounts specified in the table immediately less than and greater than the amount actually attained.

Note: the Award is designed to provide the Committee maximum flexibility in determining an appropriate bonus, while maintaining the ability to deduct the amount of the Award. The table produces the maximum deductible amount of the Award, and not the amount actually to be paid. The Committee uses negative discretion to reduce such amount as it deems appropriate.

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